                                                                     EXHIBIT 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                                )
                                      )    Case No. 00-          (         )
DECISIONONE CORPORATION and           )
DECISIONONE HOLDINGS CORP.,           )
                                      )    Chapter 11
                      Debtors.        )    Jointly Administered



            PREPACKAGED JOINT CONSOLIDATED PLAN OF REORGANIZATION OF
             DECISIONONE HOLDINGS CORP. AND DECISIONONE CORPORATION


                             YOUNG CONAWAY STARGATT &
                             TAYLOR LLP
                             James L. Patton, Jr. (No. 2202)
                             James L. Patton, Jr. (No. 2202)
                             Joel A. Waite (No. 2925)
                             11th Floor
                             Rodney Square North
                             P. O. Box 391
                             Wilmington, DE 19899
                             (302) 571-6600

                                     and

                             DEBEVOISE & PLIMPTON
                             Michael E. Wiles
                             Richard F. Hahn
                             Kathleen Warner
                             875 Third Avenue
                             New York, New York 10022
                             (212) 909-6000

                             Attorneys for Debtors

Dated:   New York, New York
         February 14, 2000
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            PREPACKAGED JOINT CONSOLIDATED PLAN OF REORGANIZATION OF
             DECISIONONE HOLDINGS CORP. AND DECISIONONE CORPORATION


      DecisionOne Holdings Corp. and DecisionOne Corporation, each a debtor and a debtor-in-possession in the above-captioned Chapter 11 cases, hereby propose the following Prepackaged Joint Consolidated Plan of Reorganization pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as amended:


                                    ARTICLE 1

                                   DEFINITIONS

      As used herein, the following terms shall have the respective meanings specified below. All capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Bankruptcy Code and in the Bankruptcy Rules.

      1.1 "Ableco" means Ableco Finance LLC, an affiliate of Cerberus Capital Management, L.P., or affiliates of Ableco Finance LLC.

      1.2 "Administrative Agent" means BankBoston, N.A., as administrative agent under the Existing Credit Agreement.

      1.3 "Administrative Claim" means any Claim for an administrative expense of the kind described in Section 503(b) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses of preserving the Estates of the Debtors incurred after the commencement of the Case, amounts due in payment for goods reclaimed by the seller that have been granted a priority pursuant to Section 546(c) of the Bankruptcy Code, Claims for fees and expenses pursuant to Sections 330 and 331 of the Bankruptcy Code and fees, if any, due to the United States Trustee under 28 U.S.C. Section 1930(a)(6).

      1.4 "Allowed Claim" means a Claim or any portion thereof (a) as to which no objection to allowance or request for estimation has been interposed on or before the Effective Date or the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court; (b) as to which any objection to its allowance has been settled, waived through payment or withdrawn, or has been denied by a Final Order; (c) that has been allowed by a Final Order; (d) as to which the liability of the Debtors, or either of them, and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court; or
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(e) that is expressly allowed in a liquidated amount in the Plan; provided, however, that with respect to any Claim in Class H3, "Allowed Claim" means a Claim that is listed on the Schedules as not disputed, unliquidated or contingent or as to which a timely proof of claim has been filed in accordance with Section 16.1 of the Plan, and as to which the Debtors (i) have not interposed a timely objection or (ii) have interposed a timely objection and such objection has been settled, waived through payment or withdrawn, or has been denied by a Final Order; provided further, however, that all Administrative Claims (other than fees and expenses pursuant to Sections 330 and 331 of the Bankruptcy Code and fees due to the United States Trustee under 28 U.S.C.
Section 1930(a)(6)), Tax Claims and Claims in Classes J1, D2 and D3 shall be treated for all purposes as if the Case was not filed, and the determination of whether any such Claims shall be allowed and the amount of any such Claims (as to which no proof of claim need be filed) shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved or adjudicated if the Case had not been commenced. Unless otherwise specified in the Plan or in the Final Order allowing such Claim, "Allowed Claim" shall not include interest on the amount of such Claim maturing or accruing from and after the Filing Date, or any punitive or exemplary damages, or any fine, penalty or forfeiture.

      1.5 "Amended and Restated By-Laws" means the Amended and Restated By-Laws of Reorganized DecisionOne, substantially in the form contained in the Plan Supplement.

      1.6 "Amended and Restated Charter" means the Amended and Restated Certificate of Incorporation of Reorganized DecisionOne, substantially in the form contained in the Plan Supplement.

      1.7 "Bank Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Effective Date, between Reorganized DecisionOne and certain Banks, with respect to the registration of shares of New Common Stock issued to such Banks on the Effective Date, substantially in the form contained in the Plan Supplement.

      1.8 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as now in effect OR hereafter amended.

      1.9 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware or such other court of competent jurisdiction as may be administering the Case or any part thereof.

      1.10 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure
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promulgated pursuant to 28 U.S.C. Section 2075, as now in effect or hereinafter amended, together with the local rules of the Bankruptcy Court.

      1.11 "Banks" means the banks and other financial institutions that are party to the Existing Credit Agreement.

      1.12 "Borrower Pledge Agreement" means the Borrower Pledge Agreement, dated as of August 7, 1997, between DecisionOne and the Administrative Agent, for the benefit of the Banks, as amended, modified or supplemented from time to time.

      1.13 "Borrower Security Agreement" means the Borrower Security Agreement, dated as of August 7, 1997, between DecisionOne and the Administrative Agent, for the benefit of the Banks, as amended, modified or supplemented from time to time.

      1.14 "Business Day" means any day, other than a Saturday, a Sunday or a "legal holiday," as defined in Bankruptcy Rule 9006(a).

      1.15 "Case" means the Chapter 11 case commenced by each Debtor on the Filing Date and pending before the Bankruptcy Court.

      1.16 "Cash" means currency of the United States of America and cash equivalents, including, but not limited to, bank deposits, immediately available or cleared checks, drafts, wire transfers and other similar forms of payment.

      1.17 "Claim" means any claim against the Debtors or either of them within the meaning of Section 101(5) of the Bankruptcy Code.

      1.18 "Class" means each class of Claims or Interests established pursuant to Article 3 of the Plan.

      1.19 "Committee(s)" means the official committee or committees appointed in the Case pursuant to Section 1102 of the Bankruptcy Code, if any.

      1.20 "Confirmation Date" means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

      1.21 "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

      1.22 "Consenting Holders" means the 9 3/4% Noteholders and the 11 1/2% Noteholders party from time to time to the Forbearance and Lock-Up Agreement, dated as of January 13, 2000, with the Debtors.

      1.23 "Debtor(s)" means, individually, Holdings or DecisionOne, as the case may be, and collectively, Holdings and DecisionOne, in their individual corporate capacity or other capacity and in their capacity as debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code.

      1.24 "DecisionOne" means DecisionOne Corporation, a Delaware corporation.

      1.25 "DIP Facility" means the debtor-in-possession credit facility to be provided to the Debtors during the Case in the aggregate amount of $35 million pursuant to the DIP Facility Agreement and the DIP Facility Order.

      1.26 "DIP Facility Agreement" means the credit agreement, to be dated as of, or prior to, the Filing Date, between the Debtors and Ableco, as agent for itself and certain other lenders, to be entered into pursuant to the Commitment Letter, dated January 11, 2000, between DecisionOne and Ableco.

      1.27 "DIP Facility Claims" means the Claims arising under the DIP
Facility.

      1.28 "DIP Facility Order" shall mean the interim order and the Final Order entered by the Bankruptcy Court approving the DIP Facility Agreement and the financing arrangements contemplated thereby.

      1.29 "Disclosure Statement" means the Disclosure Statement, dated January 27, 2000, as amended, modified or supplemented from time to time, submitted pursuant to Section 1126(b) of the Bankruptcy Code in connection with the solicitation of acceptances of the Plan.

      1.30 "Disputed Claim" means any Claim not otherwise Allowed or paid pursuant to the Plan or an order of the Bankruptcy Court (a) which has been or hereafter is listed on the Schedules as unliquidated, contingent or disputed, and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court; (b) proof of which was required to be filed by the Plan or by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed; (c) proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, contingent or disputed; (d) that is disputed in accordance with the provisions of this Plan; or (e) as to which a Debtor has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules and any orders of the

Bankruptcy Court, or is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order. Any portion of a Claim which is not disputed by the Debtors or Reorganized DecisionOne shall, for purposes of receiving distributions under the Plan, be deemed to be an Allowed Claim.

      1.31 "Distribution Agent" means the Person selected by Reorganized DecisionOne to hold and distribute the Cash and the New Securities to be distributed pursuant to the Plan (which Person may be Reorganized DecisionOne) and employed on such terms as may be determined by Reorganized DecisionOne.

      1.32 "Distribution Date" means the Effective Date, the ninetieth day after the Effective Date and each January 1 and June 1 thereafter.

      1.33 "Effective Date" means the first Business Day upon which the conditions set forth in Section 13.2 of the Plan have been satisfied or waived as provided in the Plan.

      1.34 "11 1/2% Noteholder" means each Person holding, or having a beneficial interest in, an 11 1/2% Note (including any successors, assigns or nominees) as of the Record Date.

      1.35 "11 1/2% Noteholder Claims" means all Claims of the 11 1/2% Noteholders against Holdings arising under or evidenced by the 11 1/2% Notes or the 11 1/2% Note Indenture and related documents.

      1.36 "11 1/2% Note Indenture" means the Indenture, dated as of August 7, 1997, between Holdings as successor by merger to Quaker and the Indenture Trustee, for the issuance of the 11 1/2% Notes, as amended, modified or supplemented from time to time.

      1.37 "11 1/2% Notes" means the 11 1/2% Notes due 2008 issued by Holdings as successor by merger to Quaker pursuant to the 11 1/2% Note Indenture.

      1.38 "Estate" means each estate created pursuant to Section 541(a) of the Bankruptcy Code upon the commencement of each Case.

      1.39 "Existing Credit Agreement" means the Credit Agreement, dated as of August 7, 1997, between DecisionOne and the Banks, as amended, modified or supplemented from time to time prior to the Effective Date.

      1.40 "Filing Date" means the date on which each Debtor filed its petition for relief under Chapter 11 of the Bankruptcy Code.

      1.41 "Final Order" means a judgment, order, ruling or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal which judgment, order, ruling or other decree has not been reversed, stayed, modified or amended and as to which (a) the time to appeal or petition for review, rehearing or certiorari has expired and as to which no appeal or petition for review, rehearing or certiorari is pending or (b) any appeal or petition for review, rehearing or certiorari has been finally decided and no further appeal or petition for review, rehearing or certiorari can be taken or granted.

      1.42 "14% Noteholder" means each Person holding, or having a beneficial interest in, a 14% Note (including any successors, assigns or nominees) as of the Record Date.

      1.43 "14% Noteholder Claims" means all Claims of the 14% Noteholders against DecisionOne arising under or evidenced by the 14% Notes or the 14% Note Indenture and related documents.

      1.44 "14% Note Indenture" means the Indenture, dated as of January 27, 1999, between DecisionOne and the Indenture Trustee, for the issuance of the 14% Notes, as amended, modified or supplemented from time to time.

      1.45 "14% Notes" means the 14% Notes due 2006 issued by DecisionOne pursuant to the 14% Note Indenture.

      1.46 "Holdings" means DecisionOne Holdings Corp., a Delaware corporation.

      1.47 "Holdings Common Stock" means the issued and outstanding shares of common stock of Holdings, par value $.01 per share.

      1.48 "Holdings Guaranty and Pledge Agreement" means the Holdings Guaranty and Pledge Agreement, dated as of August 7, 1997, between Holdings and the Administrative Agent, for the benefit of the Banks, as amended, modified or supplemented from time to time.

      1.49 "Holdings Guaranty Claims" means the Claims of the Administrative Agent, for the benefit of the Banks against Holdings arising under the Holdings Guaranty and Pledge Agreement.

      1.50 "Holdings Loan" means the transfer on the Pre-Effective Date by Holdings to DecisionOne of the Cash held by Holdings (approximately $1.2 million) in exchange for a senior unsecured note issued by DecisionOne with a term of 10 years.
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      1.51 "Holdings Loan Claims" means the Claims arising under the Holdings
Loan.

      1.52 "Holdings Options" means the options to purchase Holdings Common Stock issued and outstanding under the DecisionOne Holdings Corp. 1997 Management Incentive Plan, effective August 7, 1997, as amended, modified or supplemented from time to time.

      1.53 "Holdings Stock Exchange" means the transfer to DecisionOne by Holdings of the share of Old DecisionOne Common Stock held by Holdings in exchange for a new share of Interim DecisionOne Common Stock. The Holdings Stock Exchange will take place simultaneously with the making of the Holdings Loan on the Pre-Effective Date.

      1.54 "Holdings Trustee" means an entity to be designated by the Debtors, as the trustee of the Trust, or any successor thereto.

      1.55 "Holdings Warrants" means the warrants to purchase up to 281,960 shares of Holdings Common Stock (subject to adjustment) issued and outstanding under the Warrant Agreement, dated as of August 7, 1997, between Quaker and State Street Bank and Trust Company, as Warrant Agent.

      1.56 "Indentures" means the 9 3/4% Note Indenture, the 11 1/2% Note Indenture and the 14% Note Indenture.

      1.57 "Indenture Trustee" means State Street Bank and Trust Company, as the trustee under the Indentures, or any successor thereto.

      1.58 "Interest" means an equity security of either Debtor within the meaning of Section 101(16) of the Bankruptcy Code.

      1.59 "Interim DecisionOne Common Stock" means the share of common stock of DecisionOne that is issued in connection with the Holdings Stock Exchange and that is outstanding immediately after the completion of the Holdings Stock Exchange.

      1.60 "Lien" has the meaning given in Section 101(37) of the Bankruptcy
Code.

      1.61 "Liquidation" means the dissolution of Holdings which shall occur immediately after the consummation of the Holdings Loan and the Holdings Stock Exchange on the Pre-Effective Date.

      1.62 "New Bank Documents" means the New Term Loan Credit Agreement, the amended and restated Borrower Security Agreement, the amended and restated

Subsidiary Security Agreement, the amended and restated Borrower Pledge Agreement, the amended and restated Subsidiary Pledge Agreement, the amended and restated Subsidiary Guaranty Agreement, and any other instruments or documents referred to in any of the foregoing, in each case, to be entered into as of the Effective Date by and among Reorganized DecisionOne or its subsidiaries, as the case may be, and the Administrative Agent, for the benefit of the Banks, substantially in the forms contained in the Plan Supplement.

      1.63 "New Common Stock" means the shares of common stock, par value $.01 per share, of Reorganized DecisionOne to be issued by Reorganized DecisionOne pursuant to the Plan and the Amended and Restated Charter.

      1.64 "New Revolving Credit Agreement" means the revolving credit agreement and related documents, to be dated as of the Effective Date, between Reorganized DecisionOne and Ableco, as agent for itself and certain other lenders, substantially in the forms contained in the Plan Supplement, to be entered into pursuant to the Commitment Letter, dated January 11, 2000, between DecisionOne and Ableco.

      1.65 "New Securities" means, collectively, the New Common Stock and the New Warrants.

      1.66 "New Term Loan Credit Agreement" means the amended and restated credit agreement to be entered into as of the Effective Date between Reorganized DecisionOne and the Banks, substantially in the form contained in the Plan Supplement, pursuant to which Reorganized DecisionOne shall issue term notes to the Banks on substantially the terms summarized in the Disclosure Statement.

      1.67 "New Warrant Agreements" means the Series A Warrant Agreement, the Series B Warrant Agreement and the Series C Warrant Agreement.

      1.68 "New Warrants" means the Series A Warrants, the Series B Warrants and the Series C Warrants.

      1.69 "9 3/4% Noteholder" means each Person holding, or having a beneficial interest in, a 9 3/4% Note (including any successors, assigns or nominees) as of the Record Date.

      1.70 "9 3/4% Noteholder Claims" means all Claims of the 9 3/4% Noteholders against DecisionOne arising under or evidenced by the 9 3/4% Notes or the 9 3/4%
Note Indenture and related documents.
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      1.71 "9 3/4% Note Indenture" means the Indenture, dated as of August 7,
1997, between DecisionOne and the Indenture Trustee, for the issuance of the 9 3/4% Notes, as amended, modified or supplemented from time to time.

      1.72 "9 3/4% Notes" means the 9 3/4% Notes due 2007 issued by DecisionOne pursuant to the 9 3/4% Note Indenture.

      1.73 "Old DecisionOne Common Stock" means the share of common stock of DecisionOne, with no par value, outstanding immediately prior to the Holdings Stock Exchange.

      1.74 "Old Securities" means, collectively, the Holdings Common Stock, the Holdings Options, the Holdings Warrants, the Old DecisionOne Common Stock, the Interim DecisionOne Common Stock, the 9 3/4% Notes, the 11 1/2% Notes, the 14% Notes, and any other unexercised rights, if any, to acquire shares of Holdings Common Stock by way of option, warrant or other legal or contractual right.

      1.75 "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, governmental unit or other entity of whatever nature.

      1.76 "Plan" means the Prepackaged Joint Consolidated Plan of Reorganization as set forth herein, together with the Schedules and Exhibits thereto and the Plan Supplement, as the same may be amended or modified by the Debtors from time to time pursuant to the Plan, the Bankruptcy Code or the Bankruptcy Rules.

      1.77 "Plan Documents" means, collectively, the New Revolving Credit Agreement, the New Bank Documents, the Bank Registration Rights Agreement, the New Warrant Agreements, the Amended and Restated Charter and the Amended and Restated By-Laws.

      1.78 "Plan Supplement" means a separate volume, to be filed with the clerk of the Bankruptcy Court, including, among other things, forms of the Plan Documents. The Plan Supplement (containing drafts or final versions of the foregoing documents) shall be filed with the clerk of the Bankruptcy Court as early as practicable (but in no event later than five (5) days prior to the commencement of the hearing to consider confirmation of the Plan, or on such other date as the Bankruptcy Court may establish).

      1.79 "Pre-Effective Date" means the day immediately preceding the Effective Date.

      1.80 "Priority Claim" means any Claim, other than an Administrative Claim or a Tax Claim, to the extent entitled to priority under Section 507(a) of the Bankruptcy Code.

      1.81 "Pro Rata" means proportionately, so that with respect to any distribution in respect of any Allowed Claim, the ratio of (a) (i) the amount of property distributed on account of such Allowed Claim to (ii) the amount of such Allowed Claim, is the same as the ratio of (b) (i) the amount of property distributed on account of all Allowed Claims of the Class or Classes sharing in such distribution to (ii) the amount of all Allowed Claims in such Class or Classes.

      1.82 "Quaker" means Quaker Holding Co., Holdings' predecessor prior to the consummation of the merger between Quaker and Holdings on August 7, 1997.

      1.83 "Record Date" means the Confirmation Date or such other date as is designated in the Confirmation Order.

      1.84 "Releasees" means, collectively, (a) the Debtors' current and former officers, directors, employees, consultants, financial advisors, attorneys, accountants and other representatives who served in such capacity during the Case or the negotiation and formulation of the Plan, (b) DLJ Merchant Banking Partners II, L.P. and all of its affiliates, and their respective past, present or future employees, officers, directors, partners, investors, shareholders, agents, advisers and all of their respective affiliates and (c) the Consenting Holders and their respective current and former officers, directors, employees, consultants, financial advisors, attorneys, accountants and other representatives who served in such capacity during the Case or the negotiation and formulation of the Plan.

      1.85 "Reorganized DecisionOne" means DecisionOne on and after the Effective Date.

      1.86 "Schedules" means the schedules filed by the Debtors with the clerk of the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as they have been or may be amended from time to time.

      1.87 "Secured Claim" means any Claim of any Person that is secured by a Lien on property in which the Debtors have, or either of them or either Estate has, an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of such Person's interest in the Debtors', either Debtor's or either Estate's interest in the property, determined pursuant to Section 506(a) of the Bankruptcy Code.

      1.88 "Senior Secured Bank Claims" means all Claims of the Banks arising under the Existing Credit Agreement, the Borrower Security Agreement and the Borrower Pledge Agreement, including, without limitation, any Claim of the Banks arising under any cash collateral stipulation or order pursuant to Section 363 or 364 of the Bankruptcy Code.

      1.89 "Series A Warrant Agreement" means the Warrant Agreement, dated as of the Effective Date, between Reorganized DecisionOne and a financial institution reasonably acceptable to the Debtors, as warrant agent, relating to the Series A Warrants, substantially in the form contained in the Plan Supplement.

      1.90 "Series A Warrants" means the warrants to purchase 7% of the shares of New Common Stock, on a fully diluted basis (taking into account upon the exercise of any Series B Warrant or of any option or similar right issued under any management compensation plan adopted by Reorganized DecisionOne on or after the Effective Date, but not any Series C Warrant, all shares of New Common Stock issued in connection with such exercise), at an exercise price based upon an enterprise valuation of $350 million, and with a seven (7) year term, to be issued by Reorganized DecisionOne pursuant to the Plan and the Series A Warrant Agreement.

      1.91 "Series B Warrant Agreement" means the Warrant Agreement, dated as of the Effective Date, between Reorganized DecisionOne and a financial institution reasonably acceptable to the Debtors, as warrant agent, relating to the Series B Warrants, substantially in the form contained in the Plan Supplement.

      1.92 "Series B Warrants" means the warrants to purchase 5% of the shares of New Common Stock, on an undiluted basis, at an exercise price based upon an equity valuation of $200 million, and with a seven (7) year term, to be issued by Reorganized DecisionOne pursuant to the Plan and the Series B Warrant Agreement.

      1.93 "Series C Warrant Agreement" means the Warrant Agreement, dated as of the Effective Date, between Reorganized DecisionOne and a financial institution reasonably acceptable to the Debtors, as warrant agent, relating to the Series C Warrants, substantially in the form contained in the Plan Supplement.

      1.94 "Series C Warrants" means the warrants to purchase 5% of the shares of New Common Stock, on an undiluted basis, at an exercise price based upon an equity valuation of $280 million, and with a seven (7) year term, to be issued by Reorganized DecisionOne pursuant to the Plan and the Series C Warrant Agreement.

      1.95 "Tax" means any tax, charge, fee, levy, impost or other assessment by any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property, sales, transfer, employment, payroll, franchise, profits, license, use, ad valorem, estimated, severance, stamp, occupation and withholding tax. "Tax" shall include any interest or additions attributable to, imposed on or with respect to such assessments.

      1.96 "Tax Claim" means any Claim for any Tax to the extent that it is entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

      1.97 "Trust" means the trust created for the benefit of the Persons holding the Holdings Guaranty Claims, the 11 1/2% Noteholder Claims and the Holdings General Unsecured Claims on the Record Date and solely for the purpose of (a) holding the Holdings Loan following the Liquidation and pending consummation of the Plan on the Effective Date and (b) delivering the New Common Stock distributed in respect of the Holdings Loan under the Plan to such Persons.

      1.98 "Unclaimed Property" means all Cash and all New Securities deemed to be "Unclaimed Property" pursuant to Sections 9.3, 9.4.1 and 9.7 of the Plan.


                                    ARTICLE 2

                   DIP FACILITY, ADMINISTRATIVE AND TAX CLAIMS

      2.1 DIP Facility Claims. Each Person holding a DIP Facility Claim that is an Allowed Claim shall receive on the later of (a) the Effective Date and (b) the date such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and such Person, either (i) Cash equal to the unpaid portion of such DIP Facility Claim or (ii) such other treatment as to which the Debtors and such Person shall have agreed upon in writing. Any dispute as to any DIP Facility Claim shall be resolved by the Bankruptcy Court in accordance with the Bankruptcy Code and the Bankruptcy Rules, after notice and a hearing.

      Notwithstanding any other provisions of the Plan, the Plan shall not modify any of the rights of the Persons holding DIP Facility Claims, including, without limitation, such Persons' rights in any collateral securing the DIP Facility Claims, and the Liens securing such DIP Facility Claims shall remain in full force and effect until all of the DIP Facility Claims are paid in full.

      2.2 Administrative Claims. Each Person holding an Administrative Claim that is an Allowed Claim shall be paid by Reorganized DecisionOne in respect of such Claim, in Cash, in full on the later of (a) the Effective Date and (b) the date such Administrative Claim becomes an Allowed Claim; provided, however, that
(i) such Person may be treated on such less favorable terms as may be agreed to by such Person, and (ii) Administrative Claims representing liabilities incurred by the Debtors in the ordinary course of their business during the Case shall be paid by Reorganized DecisionOne in accordance with the terms and conditions of the particular transactions and agreements relating thereto.

      2.3 Tax Claims. Each Person holding a Tax Claim that is an Allowed Claim shall be paid by Reorganized DecisionOne, in Cash, in full on the later of (a) the Effective Date and (b) the date such Tax Claim becomes an Allowed Claim or, at the option of Reorganized DecisionOne, shall receive, on account of such Claim, Cash payments over a period not exceeding six (6) years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the amount of such Allowed Claim, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed to by such Person and Reorganized DecisionOne.


                                    ARTICLE 3

                     CLASSIFICATION OF CLAIMS AND INTERESTS

      3.1 Class J1 - Priority Claims. Class J1 consists of all Priority Claims.

      3.2 Class H1 - Holdings Guaranty Claims. Class H1 consists of all Holdings Guaranty Claims. Notwithstanding anything contained in the Plan to the contrary, the Holdings Guaranty Claims shall be deemed Allowed Class H1 Claims in the aggregate amount of (a) $523,087,500 plus interest accrued but unpaid through the Filing Date and (b) the face amount of all letters of credit issued and outstanding under the Existing Credit Agreement as of the Filing Date.

      3.3 Class H2 - 11 1/2% Noteholder Claims. Class H2 consists of all 11 1/2% Noteholder Claims. Notwithstanding anything contained in the Plan to the contrary, the 11 1/2% Noteholder Claims shall be deemed Allowed Class H2 Claims in the aggregate amount of the Accreted Value (as defined in the 11 1/2% Note Indenture) as of the Filing Date.

      3.4 Class H3 - Holdings General Unsecured Claims. Class H3 consists of all unsecured Claims against Holdings other than Administrative and Tax Claims and Claims in Classes J1, H1, H2 and H4.

      3.5 Class H4 - Holdings Intercompany Claims. Class H4 consists of all Claims of DecisionOne or any of its subsidiaries against Holdings.

      3.6 Class H5 - Interests of Holders of Holdings Common Stock. Class H5 consists of all Interests of Persons holding shares of Holdings Common Stock.

      3.7 Class H6 - Interests of Holders of Holdings Options and Holdings Warrants. Class H6 consists of all Interests of Persons holding Holdings Options or Holdings Warrants.

      3.8 Class D1 - Senior Secured Bank Claims. Class D1 consists of all Senior Secured Bank Claims. Notwithstanding anything contained in the Plan to the contrary, the Senior Secured Bank Claims shall be deemed Allowed Class D1 Claims in the aggregate amount of (a) $523,087,500 plus interest accrued but unpaid through the Filing Date and (b) the face amount of all letters of credit issued and outstanding under the Existing Credit Agreement as of the Filing Date.

      3.9 Class D2 - Other Secured Claims. Class D2 consists of all Secured Claims against DecisionOne other than the Senior Secured Bank Claims.

      3.10 Class D3 - DecisionOne General Unsecured Claims. Class D3 consists of all unsecured Claims against DecisionOne other than Administrative and Tax Claims and Claims in Classes J1, D1, D4, D5, D6 and D7.

      3.11 Class D4 - Holdings Loan Claims. Class D4 consists of all Holdings Loan Claims.

      3.12 Class D5 - 14% Noteholder Claims. Class D5 consists of all 14% Noteholder Claims. Notwithstanding anything contained in the Plan to the contrary, the 14% Noteholder Claims shall be deemed Allowed Class D5 Claims in the aggregate amount of $7.3 million plus interest accrued but unpaid through the Filing Date.

      3.13 Class D6 - 9 3/4% Noteholder Claims. Class D6 consists of all 9 3/4% Noteholder Claims. Notwithstanding anything contained in the Plan to the contrary, the 9 3/4% Noteholder Claims shall be deemed Allowed Class D6 Claims in the aggregate amount of $150 million plus interest accrued but unpaid through the Filing Date.

      3.14 Class D7 - DecisionOne Intercompany Claims. Class D7 consists of all Claims of Holdings or any of DecisionOne's subsidiaries against DecisionOne.

      3.15 Class D8 - Interests of Holders of Old DecisionOne Common Stock. Class D8 consists of all Interests of Persons holding the share of Old DecisionOne Common Stock.


                                   ARTICLE 4

                IDENTIFICATION OF IMPAIRED CLAIMS AND INTERESTS

      4.1 Classes of Claims that are not Impaired. Classes J1, D2 and D3 are not impaired under the Plan.

      4.2 Impaired Classes of Claims and Interests. All other Classes of Claims and Interests are impaired under the Plan.


                                    ARTICLE 5

                        TREATMENT OF CLAIMS AND INTERESTS

      In full satisfaction and discharge of all of the Claims against or Interests in the Debtors:

      5.1 Class J1 - Priority Claims. Each Person holding an Allowed Claim in Class J1 shall be paid (a) the full amount of such Allowed Claim in Cash on the later of (i) the Effective Date, (ii) the date such Claim becomes an Allowed Claim or (iii) the date such Claim becomes payable, or (b) upon such other less favorable terms as may be agreed to by such Person.

      5.2 Class H1 - Holdings Guaranty Claims. On the Pre-Effective Date, the Holdings Stock Exchange will occur. The Old DecisionOne Common Stock will be canceled, and the Interim DecisionOne Common Stock will be transferred to the Administrative Agent, to be held for the benefit of all Persons holding Allowed Claims in Class H1. In addition, on the Pre-Effective Date, the Holdings Loan will occur. The note issued by DecisionOne in connection with the Holdings Loan will be transferred to the Trust, to be held for the benefit of Persons holding Allowed Claims in Classes H1, H2 and H3. Each Person holding an Allowed Claim in Class H1 shall have a beneficial interest in the Holdings Loan equal to that Person's Pro Rata share of all Allowed Claims in Classes H1, H2 and H3. On the Effective Date, the Interim DecisionOne Common Stock will be canceled pursuant to the terms of Section 5.15 of the Plan, and Reorganized DecisionOne will issue New Common Stock in satisfaction of the Holdings Loan pursuant to the terms of
Section 5.11 of the Plan. Such New Common Stock will thereafter be distributed Pro Rata from the Trust to Persons holding Allowed Claims in Classes H1, H2 and H3. Pursuant to Section 1111(b) of the Bankruptcy Code, each Person holding an Allowed Claim in Class H1 will be treated as if such Person had recourse against Holdings on account of such Claim.

      5.3 Class H2 - 11 1/2% Noteholder Claims. On the Pre-Effective Date, the Holdings Loan will occur. The note issued by DecisionOne in connection with the Holdings Loan will be transferred to the Trust, to be held for the benefit of Persons holding Allowed Claims in Classes H1, H2 and H3. Each Person holding an Allowed Claim in Class H2 shall have a beneficial interest in the Holdings Loan equal to that Person's Pro Rata share of all Allowed Claims in Classes H1, H2 and H3. On the Effective Date, Reorganized DecisionOne will issue New Common Stock in repayment of the Holdings Loan pursuant to the terms of Section 5.11 of the Plan. Such New Common Stock will thereafter be distributed Pro Rata from the Trust to Persons holding Allowed Claims in Classes H1, H2 and H3.

      5.4 Class H3 - Holdings General Unsecured Claims. On the Pre-Effective Date, the Holdings Loan will occur. The note issued by DecisionOne in connection with the Holdings Loan will be transferred to the Trust to be held for the benefit of Persons holding Allowed Claims in Classes H1, H2 and H3. Each Person holding an Allowed Claim in Class H3 shall have a beneficial interest in the Holdings Loan equal to that Person's Pro Rata share of all Allowed Claims in Classes H1, H2 and H3. On the Effective Date, Reorganized DecisionOne will issue New Common Stock in repayment of the Holdings Loan pursuant to the terms of
Section 5.11 of the Plan. Such New Common Stock will thereafter be distributed Pro Rata from the Trust to Persons holding Allowed Claims in Classes H1, H2 and H3.

      5.5 Class H4 - Holdings Intercompany Claims. On the Pre-Effective Date, each Allowed Claim in Class H4 shall be canceled, and each Person holding an Allowed Claim in Class H4 shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Class H4 Claim.

      5.6 Class H5 - Interests of Holders of Holdings Common Stock. On the Pre-Effective Date, the Holdings Common Stock shall be canceled, and each Person holding an Interest in Class H5 shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Class H5 Interest.

      5.7 Class H6 - Interests of Holders of Holdings Options and Holdings Warrants. On the Pre-Effective Date, the Holdings Options and the Holdings Warrants shall be canceled, and each Person holding an Interest in Class H6 shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Class H6 Interest.

      5.8 Class D1 - Senior Secured Bank Claims. On the Effective Date, or as soon as practicable thereafter, each Person holding an Allowed Claim in Class D1 shall receive its

Pro Rata share of (a) term notes in the aggregate principal amount of $250 million to be issued under the New Term Loan Credit Agreement and (b) all the shares of New Common Stock issued on the Effective Date, except for the shares of New Common Stock to be distributed to (i) the Holdings Trustee pursuant to the terms of Section 5.11 of the Plan for further distribution to the Persons holding Allowed Claims in Classes H1, H2 and H3 and (ii) the 9 3/4% Noteholders pursuant to the terms of Section 5.13 of the Plan. In addition, on the Effective Date, the Agent (as such term is defined in the New Term Loan Credit Agreement) or its designee(s) and the Persons holding Allowed Claims in Class D1 shall receive all amounts required to be paid to the Agent and such Persons, as the case may be, in respect of costs and expenses pursuant to the New Term Loan Credit Agreement.

      5.9 Class D2 - Other Secured Claims. On the Effective Date, with respect to each Allowed Claim in Class D2, at the option of the Debtors, (a) the Plan shall (i) not alter the legal, equitable or contractual rights to which such Claim entitles the holder thereof or (ii) otherwise render such Claim unimpaired pursuant to Section 1124 of the Bankruptcy Code, or (b) the Person holding such Claim shall be accorded such other less favorable treatment as may be agreed to by such Person. The Plan does not alter the rights of any Person holding an Allowed Claim in Class D2 in any collateral securing such Allowed Claim as of the Filing Date and the Liens securing each such Allowed Claim are hereby ratified and affirmed.

      5.10 Class D3 - DecisionOne General Unsecured Claims. Unless otherwise agreed by any Person holding an Allowed Claim in Class D3, at the option of the Debtors, each Allowed Claim in Class D3 shall be (a) unaltered as to its legal, equitable and contractual rights or (b) otherwise rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code.

      5.11 Class D4 - Holdings Loan Claims. On the Effective Date, or as soon as practicable thereafter, Reorganized DecisionOne will transfer shares of New Common Stock with a value equal to the amount of the Holdings Loan to the Trust in full satisfaction of the Holdings Loan Claims.

      5.12 Class D5 - 14% Noteholder Claims. On the Effective Date, or as soon as practicable thereafter, each Person holding an Allowed Claim in Class D5 shall receive its Pro Rata share of (a) 60% of the Series A Warrants (which shall entitle all Persons holding Allowed Claims in Class D5 to purchase in the aggregate 4.2% of the New Common Stock on a fully diluted basis (taking into account upon the exercise of any Series B Warrant or of any option or similar right issued under any management compensation plan adopted by Reorganized DecisionOne on or after the Effective Date, but not any Series C Warrant, all shares of New Common Stock issued in connection with such exercise)) and (b) 40% of the Series C Warrants (which shall entitle all Persons holding Allowed Claims in Class D5 to purchase in the aggregate 2% of the New Common Stock on an undiluted basis).

      5.13 Class D6 - 9 3/4% Noteholder Claims. On the Effective Date, or as soon as practicable thereafter, each Person holding an Allowed Claim in Class D6 shall receive its Pro Rata share (reduced in the case of the distributions described in clauses (b), (c) and (d) as provided in the proviso to this Section 5.13) of (a) 5% of the New Common Stock issued on the Effective Date, (b) 40% of the Series A Warrants (which shall entitle all Persons holding Allowed Claims in Class D6 to purchase in the aggregate 2.8% of the New Common Stock on a fully diluted basis (taking into account upon the exercise of any Series B Warrant or of any option or similar right issued under any management compensation plan adopted by Reorganized DecisionOne on or after the Effective Date, but not any Series C Warrant, all shares of New Common Stock issued in connection with such exercise)), (c) 100% of the Series B Warrants (which shall entitle all Persons holding Allowed Claims in Class D6 to purchase in the aggregate 5% of the New Common Stock on an undiluted basis) and (d) 60% of the Series C Warrants (which shall entitle all Persons holding Allowed Claims in Class D6 to purchase in the aggregate 3% of the New Common Stock on an undiluted basis); provided, however, that pursuant to an agreement between Chanin and Company LLC and the Consenting Holders, on the Effective Date, Reorganized DecisionOne shall deliver 2.5% of the distribution of Series A Warrants described in clause (b) of this Section 5.13, 3.9% of the distribution of Series B Warrants described in clause (c) of this Section 5.13 and 5.0% of the distribution of Series C Warrants described in clause (d) of this Section 5.13 to Chanin and Company LLC in consideration for its services to the Consenting Holders in connection with the negotiation of the Plan.

      5.14 Class D7 - DecisionOne Intercompany Claims. On the Effective Date, each Allowed Claim in Class D7 shall be canceled, and each Person holding an Allowed Claim in Class D7 shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Class D7 Claim.

      5.15 Class D8 - Interests of Holders of Old DecisionOne Common Stock. On the Pre-Effective Date, the Holdings Stock Exchange will occur. The Old DecisionOne Common Stock will be canceled, and the Interim DecisionOne Common Stock will be transferred to the Administrative Agent, to be held for the benefit of all Persons holding Allowed Claims in Class H1. On the Effective Date, the Interim DecisionOne Common Stock shall be canceled, and each Person holding an Interest in Class D8 shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Class D8 Interest.

                                    ARTICLE 6

                         ACCEPTANCE OR REJECTION OF PLAN

      6.1 Classes Entitled to Vote. Classes H1, D1 and D5 shall be entitled to vote to accept or reject the Plan. Classes J1, D2 and D3 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the Plan and therefore shall not be entitled to vote to accept or reject the Plan. Classes H2, H3, H4, H5, H6, D4, D6, D7 and D8 are conclusively presumed pursuant to Section 1126(g) of the Bankruptcy Code to have rejected the Plan and therefore shall not be entitled to vote to accept or reject the Plan.

      6.2 Nonconsensual Confirmation. The Debtors will request the Bankruptcy Court to confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code without acceptance by Classes H2, H3, H4, H5, H6, D4, D6, D7 and D8. In the event that any other Class of Claims fails to accept the Plan as required by
Section 1129(a) of the Bankruptcy Code, the Plan may be amended in accordance with Section 15.1 of the Plan.


                                    ARTICLE 7

                           MEANS OF EXECUTION OF PLAN

      7.1 Holdings Loan and Holdings Stock Exchange. On the Pre-Effective Date, the Holdings Stock Exchange will occur. The Old DecisionOne Common Stock will be canceled, and the Interim DecisionOne Common Stock will be transferred to the Administrative Agent, to be held for the benefit of all Persons holding Allowed Claims in Class H1. In addition, on the Pre-Effective Date, the Holdings Loan will occur. The note issued by DecisionOne in connection with the Holdings Loan will be transferred to the Trust, to be held for the benefit of all Persons holding Allowed Claims in Classes H1, H2 and H3. The Liquidation will occur upon completion of the Holdings Stock Exchange and the Holdings Loan. The Holdings Loan, the Holdings Stock Exchange and the Liquidation shall be deemed authorized and approved in all respects without any requirement of further action by the shareholders or directors of Holdings or the shareholders or directors of DecisionOne, and the appropriate officers of Holdings and DecisionOne are authorized and directed to execute and deliver any agreements, documents and instruments contemplated by the Plan or required in connection with the Holdings Stock Exchange, the Holdings Loan and the Liquidation.

      7.2 Effectiveness of Agreements. On the Effective Date, Reorganized DecisionOne shall enter into the following agreements and such agreements shall become effective: (a) the New Bank Documents, (b) the New Warrant Agreements, (c) the Bank Registration Rights Agreement and (d) the New Revolving Credit Agreement.

      7.3 Issuance of New Securities. Reorganized DecisionOne shall be deemed to have authorized and, on the Effective Date, shall issue the New Securities.

      7.4 Amended and Restated Charter. On the Effective Date, the Amended and Restated Charter shall be filed with the Secretary of State of the State of Delaware.

      7.5 Management/Board of Directors. Prior to the confirmation of the Plan, in accordance with Section 1129(a)(5) of the Bankruptcy Code, the Debtors shall disclose (a) the identity and affiliations of any individual proposed to serve, after the Effective Date, as a director or officer of Reorganized DecisionOne, and (b) the identity of any "insider" (as such term is defined in Section 101(31) of the Bankruptcy Code) who shall be employed and retained by Reorganized DecisionOne and the nature of any compensation for such insider. The Board of Directors of Reorganized DecisionOne shall consist initially of five
(5) members, all of whom will be designated by the Banks. The officers of DecisionOne immediately before the Confirmation Date shall continue to serve immediately after the Confirmation Date in their respective capacities.

      7.6 Corporate Actions. On the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects (subject to the provisions of the Plan), including, without limitation, the following: (a) the adoption and the filing with the Secretary of State of the State of Delaware of the Amended and Restated Charter; (b) the adoption of the Amended and Restated ByLaws; (c) the issuance by Reorganized DecisionOne of the New Securities; (d) the cancellation of the Old Securities; (e) the cancellation of the intercompany notes and other instruments evidencing an Allowed Claim in Classes H4 and D7;
(f) the execution and the delivery of, and the performance under, each of the Plan Documents and all documents and agreements contemplated by or relating to any of the foregoing; and (g) the removal of all members of the Debtors' respective Boards of Directors and the election of all members of the Board of Directors of Reorganized DecisionOne designated pursuant to Section 7.5 of the Plan. All matters provided for under the Plan involving the corporate structure of the Debtors or Reorganized DecisionOne and any corporate action required by the Debtors or Reorganized DecisionOne in connection with the Plan shall be deemed to have occurred and shall be in effect pursuant to the Bankruptcy Code, without any requirement of further action by the shareholders or the directors of the Debtors or Reorganized DecisionOne. On the Effective Date, the appropriate officers of Reorganized DecisionOne are authorized and directed to execute and to deliver the Plan Documents and any other agreements, documents and instruments contemplated by the Plan or the Plan Documents in the name and on behalf of Reorganized DecisionOne.


                                    ARTICLE 8

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      8.1  Assumption of Executory Contracts and Unexpired Leases.

           8.1.1 Assumption. All executory contracts and unexpired leases shall be deemed assumed by Reorganized DecisionOne on the Effective Date unless such contracts or leases were either (a) expressly rejected prior to the Confirmation Date or (b) are the subject of a pending motion by the Debtors to reject on the Confirmation Date.

           Notwithstanding anything to the contrary contained herein, on the Effective Date, (a) DecisionOne shall be deemed to have assumed, pursuant to
Section 365 or 1123 of the Bankruptcy Code, the Debtors' agreements with Pryor Cashman Sherman & Flynn LLP and Chanin and Company LLC providing for the payment by the Debtors of certain professional fees incurred by the Consenting Holders in connection with the negotiation of the Plan and (b) DecisionOne shall be deemed to have rejected the consulting agreement, dated as of August 7, 1997, between Holdings and Donaldson, Lufkin & Jenrette Securities Corporation and no further amounts shall be due with respect to the advisory fee payable to Donaldson, Lufkin & Jenrette Securities Corporation thereunder.

           8.1.2 Cure Payments, Etc. All cure payments which may be required under Section 365(b)(1) of the Bankruptcy Code in connection with such assumption shall be made on the Effective Date, provided, however, that, in the event of a dispute concerning (a) the amount of any cure payment, (b) the ability of the Debtors to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the executory contract or the unexpired lease to be assumed or (c) any other matter pertaining to the assumption of an executory contract or an unexpired lease, the Debtors shall make such cure payment or provide such assurance, as required, in accordance with Final Orders of the Bankruptcy Court.

      8.2 Rejection. An Allowed Claim under an executory contract or an unexpired lease that has been rejected, if any, shall constitute a Class D2 Claim, if secured, or a Class D3 Claim, if unsecured.

      8.3 Indemnification Obligations. The obligations of DecisionOne to indemnify, reimburse and limit the liability of, the Persons who are serving or who have served as directors or officers of either Debtor pursuant to its certificate of incorporation, by-laws, applicable state law, specific agreements or any combination of the foregoing, shall survive the confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether indemnification, reimbursement or limitation of liability is owed in connection with an event occurring before, on or after the Filing Date.


                                    ARTICLE 9

                                  DISTRIBUTIONS

      9.1 Distributions to Distribution Agent. On the Effective Date, Reorganized DecisionOne shall transmit or cause to be transmitted to the Distribution Agent sufficient Cash and New Securities to make the distributions to the holders of Allowed Claims required by the Plan to be made on the Effective Date.

      9.2  Distributions.

           9.2.1 Distribution Agent. The Distribution Agent shall be responsible for making all of the distributions required to be made by Reorganized DecisionOne under the Plan. All costs and expenses in connection with such distributions, including, without limitation, the fees and expenses, if any, of the Distribution Agent, shall be borne by Reorganized DecisionOne.

      The Distribution Agent shall have the right to employ one or more sub-agents on such terms and conditions as the Distribution Agent and such sub-agent(s) shall agree, subject to approval of Reorganized DecisionOne, which approval shall not be unreasonably withheld.

      Reorganized DecisionOne, when acting as the Distribution Agent, shall not be required to provide any bond in connection with the making of any distributions pursuant to the Plan. However, if the Distribution Agent is any Person other than Reorganized DecisionOne, such Person shall be required to provide such bond on terms and in an amount to be approved by the Bankruptcy Court.

           9.2.2 Dates of Distributions. The Distribution Agent shall make each required distribution by the date stated in the Plan with respect to such distribution. Any distribution required to be made on the Effective Date shall be deemed to be made on such date if made as soon as practicable after such date and, in any event, within thirty (30) days after such date. Any distribution required to be made on the date on which a Claim becomes an Allowed Claim shall be deemed to be made on such date if made on the nearest Distribution Date occurring after such date.

           9.2.3 Distributions to 9 3/4% Noteholders, 14% Noteholders and Beneficiaries of Trust. For the purpose of distributions to the 14% Noteholders, the 9 3/4% Noteholders and the beneficiaries of the Trust, the Indenture Trustee shall be deemed to be the sole holder of all Allowed Claims in Classes D5 and D6 and the Holdings Trustee shall be deemed to be the sole holder of all Allowed Claims in Class D4. Accordingly, all distributions of New Common Stock and New Warrants on account of such Allowed Claims shall be distributed by Reorganized DecisionOne to the Indenture Trustee and the Holdings Trustee for further distribution to the 14% Noteholders, the 9 3/4% Noteholders and the beneficiaries of the Trust, respectively, pursuant to the terms hereof.

           9.2.4 Manner of Payment. At the option of the Distribution Agent, distributions may be made in cash, by wire transfer or by a check drawn on a domestic bank. Distribution of New Securities shall be made by the issuance and delivery of such New Securities.

      9.3 Undeliverable Distributions. If a distribution is returned to the Distribution Agent as undeliverable, the Distribution Agent shall hold such distribution and shall not be required to take any further action with respect to the delivery of the distribution unless and until the Distribution Agent is notified in writing of the then current address of the Person entitled to receive the distribution. Unless and until the Distribution Agent is so notified, such distribution shall be deemed to be "Unclaimed Property" and shall be dealt with in accordance with Section 9.7 of the Plan.

      The Distribution Agent shall not be entitled to vote any New Securities which the Distribution Agent holds as undeliverable.

      9.4  Old Securities and Indentures.

           9.4.1 Surrender and Cancellation of Instruments. As a condition to receiving any distribution pursuant to the Plan, each Person holding an instrument evidencing an Old Security must (a) surrender such instrument to the Distribution Agent (or to the Indenture Trustee in the case of a Person holding, or having a beneficial interest in, a 9 3/4% Note or a 14% Note, or to the Holdings Trustee in the case of a Person holding an Allowed Claim in Class
D4), or (b) in the event that any such instrument is lost, stolen, mutilated or destroyed, deliver to the Distribution Agent (or the Indenture Trustee or the Holdings Trustee) evidence reasonably satisfactory to the Distribution Agent (or the Indenture Trustee or the Holdings Trustee) and Reorganized DecisionOne of the loss, theft, mutilation or destruction of such instrument and, if desirable in the reasonable judgment of Reorganized DecisionOne, a surety bond, the amount and form of which shall be reasonably satisfactory to the Distribution Agent (or the Indenture Trustee or the Holdings Trustee) and Reorganized DecisionOne, from a surety company reasonably satisfactory to the Distribution Agent (or the Indenture Trustee or the Holdings Trustee) and Reorganized DecisionOne. In accordance with the provisions of Section 1143 of the Bankruptcy Code, any Person holding a Claim evidenced by an instrument that fails to surrender such instrument within two (2) years from the Confirmation Date shall be deemed to have forfeited all rights, claims and interests and shall not participate in any distribution under the Plan. The distributions otherwise distributable to such Person shall be deemed to be "Unclaimed Property" and shall be dealt with in accordance with
Section 9.7 of the Plan.

           9.4.2 Rights of Persons Holding Old Securities. As of the Effective Date, (a) all Old Securities shall be deemed automatically canceled and deemed void and of no further force or effect, without any further action on the part of any Person, and (b) the Debtors' obligations under such Old Securities shall be deemed discharged. Until the Persons holding, or having a beneficial interest in, the Old Securities as of the Record Date or their lawful successors and assigns surrender the instruments which had previously evidenced the Old Securities, or otherwise comply with Section 9.4.1 of the Plan, such Persons shall have no rights (and such instruments shall evidence no rights) except to surrender such instruments, or otherwise comply with such Section, and to receive in exchange therefor the distributions to which such Persons are entitled pursuant to the provisions of Article 5 of the Plan.

           9.4.3 Cancellation of Indentures. On the Effective Date, the Indentures shall be deemed canceled, discharged, terminated and of no further force and effect. Notwithstanding the foregoing, such cancellation of the Indentures shall not impair (a) the rights of any Person holding a 9 3/4% Noteholder Claim, a 11 1/2% Noteholder Claim or a 14% Noteholder Claim to receive distributions on account of such Claims pursuant to the terms of the Plan or (b) the rights of the Indenture Trustee to indemnification under the 9 3/4% Note Indenture, the 11 1/2% Note Indenture or the 14% Note Indenture against expenses incurred in connection with the administration of its duties under the 9 3/4% Note Indenture, the 11 1/2% Note Indenture or the 14% Note Indenture, as applicable, to the extent of any Lien on any money or property held or collected by such Indenture Trustee securing such indemnity.

           9.4.4 Cancellation of Liens. Except as otherwise provided in the Plan, on the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the Person holding such Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including without limitation, any cash collateral) held by such Person and to take such actions as may be requested by

Reorganized DecisionOne to evidence the release of such Lien, including, without limitation, the execution, delivery and filing or recording of such releases as may be requested by Reorganized DecisionOne.

      9.5 Fractional Securities and Rounding of Payments. No fractional shares of New Common Stock shall be issued under the Plan. Each Person otherwise entitled to receive, directly or through the Trust, an amount of the New Common Stock that includes fractional amounts shall receive one whole share in lieu of the fractional amount.

      No New Warrants to purchase fractional shares of New Common Stock shall be issued under the Plan. Each Person otherwise entitled to a New Warrant that includes fractional amounts of New Common Stock shall receive a New Warrant that has been rounded down to the next whole number of shares (if such fraction is less than one-half) or rounded up to the next whole number of shares (if such fraction is equal to, or greater than, one-half).

      Whenever payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction down to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as "Unclaimed Property" under Section 9.7 of the Plan.

      9.6 Compliance with Tax Requirements. Reorganized DecisionOne shall comply with all withholding and reporting requirements imposed by federal, state or local taxing authorities in connection with making distributions pursuant to the Plan.

      In connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) or withholding is required, Reorganized DecisionOne shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution, or effect any such withholding and deposit all moneys so withheld to the extent required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by Reorganized DecisionOne (or the Distribution Agent), Reorganized DecisionOne may, at its sole option, withhold the amount required and distribute the balance to such Person or decline to make such distribution until the information is received; provided, however, Reorganized DecisionOne shall not be obligated to liquidate New Securities to perform such withholding.

      9.7 Distribution of Unclaimed Property. If any Person entitled to receive Cash or

New Securities pursuant to the Plan does not present itself on the Effective Date or on such other date on which such Person becomes eligible for distribution of such Cash or New Securities, such Cash or New Securities shall be deemed to be "Unclaimed Property." Nothing contained in the Plan shall require Reorganized DecisionOne (or the Distribution Agent, the Indenture Trustee or the Holdings Trustee) to attempt to locate such Person. The Unclaimed Property shall be set aside and (in the case of Cash) held in a segregated interest-bearing account to be maintained by the Distribution Agent.

      If such Person presents itself within two (2) years following the Confirmation Date, the Unclaimed Property distributable to such Person, together with any interest or dividends earned thereon, shall be paid or distributed to such Person on the next Distribution Date. If such Person does not present itself within two (2) years following the Confirmation Date, any such Unclaimed Property and accrued interest or dividends earned thereon shall become the property of, and shall be released to, Reorganized DecisionOne; provided, however, that if such Unclaimed Property consists of shares of New Common Stock or New Warrants set aside for any Persons holding Class H1, H2, H3, D1, D4, D5 or D6 Claims, such shares of New Common Stock or New Warrants (together with any dividends earned thereon) shall become the property of and be distributed to the other Persons holding Class H1, H2, H3, D1, D4, D5 or D6 Claims, as the case may be, in accordance with Sections 5.2, 5.3, 5.4, 5.8, 5.11, 5.12 or 5.13 of the Plan, as applicable.

      9.8 Setoff. Reorganized DecisionOne may, but is not required to, set off against any Claim and the distribution to be made pursuant to the Plan in respect of such Claim, any claims of any nature which Reorganized DecisionOne may have against the holder of such Claim. Neither the failure by the Debtors or Reorganized DecisionOne to effect such a setoff nor the allowance of any Claim shall constitute a waiver or a release of any claim which the Debtors or Reorganized DecisionOne may have against the holder of a Claim.

      9.9 Record Date. Only Persons holding of record the 9 3/4% Noteholder Claims, the 11 1/2% Noteholder Claims and the 14% Noteholder Claims as of the Record Date will be entitled to receive distributions under the Plan.

      As of the close of business on the Record Date, the transfer ledgers for the 9 3/4% Notes, the 11 1/2% Notes and the 14% Notes as maintained by, or on behalf of, the Debtors shall be closed and there shall be no further registrations or other changes in the holders of record of such securities on such transfer ledgers. Reorganized DecisionOne, the Indenture Trustee, the Holdings Trustee and the transfer agents or registrars, as the case may be, shall have no obligation to recognize any transfer of the 9 3/4% Notes, the 11 1/2% Notes and the 14% Notes occurring thereafter.

      9.10 Compensation Rights. The Indenture Trustee and the Holdings Trustee
(a) shall receive full compensation from Reorganized DecisionOne (i) in the case of the Indenture Trustee, on the Effective Date as provided in the Indentures for services rendered prior to the Effective Date and (ii) in the case of the Indenture Trustee and the Holdings Trustee, on a reasonable basis for services rendered from and after the Effective Date in effectuating the distribution of New Securities as contemplated by the Plan to the 9 3/4% Noteholders, the 14% Noteholders and the beneficiaries of the Trust, and the surrender and cancellation of the 9 3/4% Notes, the 11 1/2% Notes and the 14% Notes as contemplated by the Plan and, upon payment in accordance with clause (a)(i) of this Section 9.10, such distributions to the 9 3/4% Noteholders and the 11 1/2% Noteholders shall be free of any lien or claim asserted by the Indenture Trustee and the Holdings Trustee, and (b) shall be indemnified by Reorganized DecisionOne for any loss, liability or expense incurred by them in connection with the performance of such duties to the same extent and in the same manner as provided in the 9 3/4% Note Indenture, the 11 1/2% Note Indenture, the 14% Note Indenture and the instrument creating the Trust, as the case may be.


                                   ARTICLE 10

                  PROCEDURES FOR RESOLVING OBJECTIONS TO CLAIMS

      10.1 Objections to Claims. Prior to the Effective Date, the Debtors shall be responsible for pursuing any objection to the allowance of any Claim. From and after the Effective Date, Reorganized DecisionOne shall be responsible for pursuing any objection to the allowance of any Claim.

      Unless another date is established by the Bankruptcy Court or the Plan, any objection to a Claim shall be filed with the Bankruptcy Court and served on the Person holding such Claim by one hundred and twenty (120) days after the Effective Date. Reorganized DecisionOne shall have the right to petition the Bankruptcy Court, without notice or a hearing, for an extension of such date if a complete review of all Claims cannot be completed by such date.

      10.2  Treatment of Disputed Claims.

           10.2.1 No Distribution Pending Allowance. If any portion of a Claim is a Disputed Claim, no payment or distribution provided for under the Plan shall be made on account of the portion of such Claim that is a Disputed Claim unless and until such

Disputed Claim becomes an Allowed Claim, but the payment or distribution provided for under the Plan shall be made on account of the portion of such Claim that is an Allowed Claim.

           10.2.2 Distribution After Allowance. On the next Distribution Date following the date on which a Disputed Claim becomes an Allowed Claim, the Distribution Agent shall distribute to the Person holding such Claim any Cash, shares of New Common Stock or New Warrants that would have been distributable to such Person if such Claim had been an Allowed Claim on the Effective Date.

           10.2.3 Reserves for Disputed Claims. In the event that Disputed Claims are pending, the Distribution Agent shall establish reasonable reserves for such Disputed Claims in amounts to be approved by the Bankruptcy Court upon application by Reorganized DecisionOne, and the aggregate property to be distributed to holders of Allowed Claims on any Distribution Date shall be adjusted to reflect such reserves.


                                   ARTICLE 11

                          EFFECTS OF PLAN CONFIRMATION

      11.1 Discharge. Except as otherwise expressly provided in the Plan or the Confirmation Order, upon the occurrence of the Effective Date, the Debtors shall be discharged, effective immediately, from any Claim and any "debt" (as that term is defined in Section 101(11) of the Bankruptcy Code), and the Debtors' liability in respect thereof shall be extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that arose from any agreement of the Debtors entered into or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest accrued and expenses incurred, if any, on any such debts, whether such interest accrued or such expenses were incurred before or after the Filing Date, and including, without limitation, any liability of a kind specified in Sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not a proof of claim was filed or is deemed filed under Section 501 of the Bankruptcy Code, such Claim is allowed under Section 502 of the Bankruptcy Code or the Person holding such Claim has accepted the Plan.

      11.2 Revesting. Except as otherwise expressly provided in the Plan or the Confirmation Order, on the Effective Date, without any further action, Reorganized

DecisionOne will be vested with all of the property of the Debtors' Estates free and clear of all Claims, Liens and Interests and may operate its business and may use, acquire or dispose of its assets free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court. Except as otherwise expressly provided in the Plan or Confirmation Order, all claims against third parties on account of, and all causes of action owed to or in favor of, either Debtor or both of them (including, without limitation, any claims, rights or causes of action arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code) are hereby preserved, retained for enforcement solely and exclusively by and at the discretion of Reorganized DecisionOne and are revested in Reorganized DecisionOne on the Effective Date.


                                   ARTICLE 12

                      RELEASES, INJUNCTIONS AND EXCULPATION

      12.1 Release of Releasees by Debtors. From and after the Effective Date, each of the Releasees shall be released by the Debtors and their respective subsidiaries from any and all claims (as defined in Section 101(5) of the Bankruptcy Code), obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that either Debtor or any of their respective subsidiaries is entitled to assert in its own right or on behalf of the holder of any Claim or Interest or other Person, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or prior to the Effective Date, except for claims against or liabilities of officers, directors or employees of either Debtor (a) in respect of any loan, advance or similar payment by either Debtor or any of their respective subsidiaries to any such Person or (b) in respect of any contractual obligation owed by such Person to either Debtor or any of their respective subsidiaries.

      12.2 Release of Releasees by Banks. From and after the Effective Date, each of the Releasees shall be released by the Banks (and their respective successors and assigns) from any and all claims (as defined in Section 101(5) of the Bankruptcy Code), obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that any of the Banks is entitled to assert against any of the Releasees, based in whole or in part upon any act or omission, transaction, agreement, event or occurrence taking place on or before the Effective Date in any way relating to the Debtors or their respective subsidiaries, the Case or the negotiation, formulation and preparation of this Plan or any related documents.

      12.3 Release of Banks by Releasees. From and after the Effective Date, the Administrative Agent and each of the Banks, and their respective current and former officers, directors, employees, consultants, financial advisors, attorneys, accountants and other representatives who served in such capacity during the Case or the negotiation and formulation of the Plan, shall be released by the Releasees from any and all claims (as defined in Section 101(5) of the Bankruptcy Code), obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that any of the Releasees is entitled to assert against any of the Banks (or any of their respective successors and assigns), based in whole or in part upon any act or omission, transaction, agreement, event or occurrence taking place on or before the Effective Date in any way relating to the Debtors or their respective subsidiaries, the Case or the negotiation, formulation and preparation of this Plan or any related documents.

      12.4 Injunctions and Stays. Unless otherwise provided in the Plan or the Confirmation Order, all injunctions and stays provided for in the Case pursuant to Sections 105 and 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date. From and after the Effective Date, all Persons are permanently enjoined from, and restrained against, commencing or continuing in any court any suit, action or other proceeding, or otherwise asserting any claim or interest, seeking to hold (a) Reorganized DecisionOne, (b) the property of Reorganized DecisionOne, (c) any of the Releasees or (d) any of the Banks (or their respective successors or assigns) liable for any claim, obligation, right, interest, debt or liability that has been discharged or released pursuant to Sections 11.1, 12.1, 12.2, 12.3, 12.5 or 12.6 of the Plan.

      12.5 Exculpation. None of the Debtors, the Releasees, the Administrative Agent, the Banks nor any of their respective officers, directors, employees and other agents, advisors, attorneys and accountants shall have any liability to any holder of any Claim or Interest or other Person for any act or omission in connection with or arising out of the negotiation, preparation and pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan, the Case or the property to be distributed under the Plan except for liability based on willful misconduct or gross negligence as finally determined by the Bankruptcy Court. Reorganized DecisionOne and its officers, directors, employees and other agents, advisors, attorneys and accountants shall be entitled to rely, in every respect, upon the advice of counsel with respect to their duties and responsibilities under the Plan.

      12.6 Waiver of Subordination Rights. Any distribution to any Person holding a 9 3/4% Noteholder Claim shall not be subject to levy, garnishment, attachment or other legal process by any Person holding a Claim based on Senior Indebtedness (as such term is defined in the 9 3/4% Note Indenture) by reason of claimed contractual subordination rights, provided that any such Person holding a 9 3/4% Noteholder Claim does not object to the confirmation or the consummation of the Plan and takes no action that would directly or indirectly interfere with or delay the implementation or effectuation of the Plan except to the extent that such objection is made or such action is taken in order to ensure that the Condition (as defined in the Forbearance and Lock-Up Agreement, dated as of January 13, 2000, by and among the Debtors and the Consenting Holders) is satisfied. On the Effective Date, each Person holding a Claim or Interest (a) by virtue of the acceptance of the Plan by the requisite majority in number and amount of members in its Class, (b) by virtue of the acceptance or deemed acceptance of the Plan by such Person, or (c) by the acceptance by such Person of any distribution made or consideration given under the Plan, waives and relinquishes any and all rights arising under any subordination agreements or applicable law, including, without limitation, Section 510 of the Bankruptcy Code, to the payment or distributions of consideration made or to be made under the Plan to any other Person holding a Claim against, or an Interest in, either Debtor or both of them.


                                   ARTICLE 13

                           CONDITIONS TO EFFECTIVENESS

      13.1 Conditions Precedent to Plan Confirmation. It shall be a condition precedent to the confirmation of the Plan that on or prior to the Confirmation Date, the Bankruptcy Court shall have entered one or more orders which shall be in full force and effect and not stayed and which shall:

      (a) find and determine that Classes H2, H3, H4, H5, H6, D2, D3, D4, D6, D7 and D8 are not entitled to vote on the Plan;

      (b) decree that the Plan and the Confirmation Order shall supersede any Bankruptcy Court orders issued prior to the Effective Date that are inconsistent therewith;

      (c) authorize the implementation of the Plan in accordance with its terms, including, without limitation, the execution and delivery of the agreements and instruments entered into pursuant to the Plan (including, without limitation, each of the Plan Documents);

      (d) issue the injunction and authorize the issuance of the releases and exculpations as set forth in the Plan effective on the Effective Date;

      (e) decree that, on the Effective Date, the transfers of assets by the Debtors contemplated by the Plan (i) are or will be legal, valid and effective transfers of property, (ii) vest or will vest in the transferee good title to such property free and clear of all Claims, Interests and Liens, except those provided for in the Plan or the Confirmation Order, (iii) do not or will not constitute fraudulent conveyances under any applicable law and (iv) do not and will not subject the Debtors, Reorganized DecisionOne or property so transferred to any liability by reason of such transfer under applicable law or any theory of law including, without limitation, any theory of successor or transferee liability; and

      (f) confirm the Plan and authorize its implementation in accordance with its terms.

      13.2 Conditions Precedent to Plan Consummation. It shall be a condition precedent to the consummation of the Plan that:

      (a) the orders referred to in Section 13.1, including, without limitation, the Confirmation Order, shall be a Final Order;

      (b) the Holdings Loan and the Holdings Stock Exchange shall have been made and the Liquidation shall have occurred;

      (c) the New Bank Documents and the New Revolving Credit Agreement shall have been executed and all conditions to the effectiveness thereof shall have been satisfied or waived by the Banks or Ableco, as the case may be, as required thereunder;

      (d) all of the Debtors' obligations under the DIP Facility shall have been satisfied in full and discharged; and

      (e) all other agreements and instruments contemplated by, or to be entered into pursuant to, the Plan, including, without limitation, each of the Plan Documents, shall have been duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

      13.3 Waiver of Conditions. Other than the condition precedent specified in
Section 13.2(a) which may only be waived with the consent of the Banks and the conditions precedent specified in Sections 13.2(c) and 13.2(d) which may not be waived, the Debtors may waive at any time, without notice, leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan any condition precedent to the confirmation or consummation of the Plan.


                                   ARTICLE 14

                            RETENTION OF JURISDICTION

      14.1 Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Case and any of the proceedings arising from, or relating to, the Case pursuant to Section 1142 of the Bankruptcy Code and 28 U.S.C. Section 1334 to thE fullest extent permitted by the Bankruptcy Code and other applicable law, including, without limitation, such jurisdiction as is necessary to ensure that the purpose and intent of the Plan are carried out. Without limiting the generality of the foregoing, the Bankruptcy Court shall retain jurisdiction for the following purposes:

      (a) to hear and determine any and all objections to the allowance, or requests for estimation, of Claims or the establishment of reserves pending the resolution of Disputed Claims;

      (b) to consider and act on the compromise and settlement of any Claim against, or cause of action on behalf of, either Debtor or both of them or their Estates;

      (c) to hear and determine any motions pending on the Effective Date to reject any executory contract or unexpired lease and to determine the allowance of any Claim resulting therefrom;

      (d) to enter such orders as may be necessary or appropriate in connection with the recovery of the Debtors' assets wherever located;

      (e) to hear and determine any and all applications for allowance of compensation and reimbursement of expenses;

      (f) to hear and determine any and all controversies, suits and disputes arising under or in connection with the interpretation, implementation or enforcement of the Plan and any of the documents intended to implement the provisions of the Plan or any other matters to be resolved by the Bankruptcy Court under the terms of the Plan;

      (g) to hear and determine any motions or contested matters involving Taxes, tax refunds, tax attributes and tax benefits and similar and related matters with respect to either Debtor or both of them arising prior to the Effective Date or relating to the administration of the Case, including, without limitation, matters involving federal, state and local Taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

      (h) to hear and determine any and all applications, adversary proceedings and contested matters pending on the Effective Date or that may be commenced thereafter as provided in the Plan;

      (i) to effectuate distributions under and performance of the provisions of the Plan;

      (j) to hear and determine any applications to modify any provision of the Plan to the full extent permitted by the Bankruptcy Code;

      (k) to correct any defect, cure any omission or reconcile any inconsistency in the Plan, the exhibits to the Plan and annexes thereto, or any order of the Bankruptcy Court, including the Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan;

      (l) to determine such other matters as may be provided for in the Confirmation Order or as may from time to time be authorized under the provisions of the Bankruptcy Code or any other applicable law;

      (m) to enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings issued or entered in connection with the Case or the Plan;

      (n) to enter such orders as may be necessary or appropriate in aid of confirmation and to facilitate implementation of the Plan, including, without limitation, any stay orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, revoked, modified or vacated;

      (o) to determine any other matter not inconsistent with the Bankruptcy Code; and

      (p) to enter an order closing the Case.


                                   ARTICLE 15

                       MODIFICATION OR WITHDRAWAL OF PLAN

      15.1 Modification of Plan. At any time prior to confirmation of the Plan, the Debtors may supplement, amend or modify the Plan. After confirmation of the Plan, the Debtors or Reorganized DecisionOne may apply to the Bankruptcy Court, pursuant to Section 1127 of the Bankruptcy Code, to modify the Plan. After confirmation of the Plan, the Debtors or Reorganized DecisionOne may apply to remedy defects or omissions in the Plan or to reconcile inconsistencies in the Plan. The Debtors or Reorganized DecisionOne, as applicable, will provide counsel to the Banks and counsel to the

Consenting Holders with written notice of any such application to the Bankruptcy Court. The Plan may not be altered, amended or modified without the written consent of, prior to the Effective Date, the Debtors or, after the Effective Date, Reorganized DecisionOne.

      15.2 Withdrawal of Plan. The Debtors reserve the right to revoke and withdraw the Plan at any time before the Confirmation Date or, if the conditions set forth in Section 13.2 hereof cannot be satisfied for any reason after the Confirmation Date, at any time up to the Effective Date.


                                   ARTICLE 16

                                  MISCELLANEOUS

      16.1 Bar Date for Certain Claims. On the Filing Date, the Debtors will seek to establish a bar date for the filing of all proofs of claim evidencing Holdings General Unsecured Claims, which date will be forty-five (45) days after the Filing Date or such other date as is set by the Bankruptcy Court. Holders of Holdings General Unsecured Claims whose Claims are not listed on the Schedules or whose Claims are listed on such Schedules as disputed, unliquidated or contingent, must submit proofs of claim on or before such bar date or forever be barred from doing so.

      16.2 Payment Dates. Whenever any payment or distribution to be made under the Plan shall be due on a day other than a Business Day, such payment or distribution shall instead be made, without interest, on the immediately following Business Day.

      16.3 Headings. The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

      16.4  Notices.

           16.4.1 All notices and requests in connection with the Plan shall be in writing and shall be hand delivered or sent by mail addressed to:

                DecisionOne Corporation
                50 East Swedesford Road
                Frazer, Pennsylvania 19355
                Attention:  Chief Executive Officer

           with copies to:

                Debevoise & Plimpton
                875 Third Avenue
                New York, New York  10022
                Attention:  Steven R. Gross, Esq.
                            Richard F. Hahn, Esq.

           16.4.2 All notices and requests to any Person holding of record any Claim or Interest shall be sent to them at their last known address or to the last known address of their attorney of record. Any such Person may designate in writing any other address for purposes of this Section 16.4.2, which designation will be effective on receipt.

      16.5 Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

      16.6 Successors and Assigns. The rights, duties and obligations of any entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such entity.

      16.7 Committee(s). The Committee(s) shall be dissolved and the employment of professionals by the Committee(s) shall be deemed terminated on the forty-fifth (45th) day following the Effective Date; provided, however, that following the Effective Date, the responsibilities of each Committee and its professionals shall be limited to the preparation of their respective fee applications and to insuring that distributions to be received under the Plan by the Class or Classes of creditors represented by the Committee are made in a manner consistent with the terms of the Plan.

      16.8 Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Debtors, have the power to interpret, modify or delete such term or provision (or portions thereof) to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be operative as interpreted, modified or deleted. Notwithstanding any such interpretation, modification or deletion, the remainder of the terms and provisions of the Plan shall in no way be affected, impaired or invalidated by such interpretation, modification or deletion.

      16.9 No Waiver. The failure of the Debtors to object to any Claim for purposes of voting shall not be deemed a waiver of the Debtors' or Reorganized DecisionOne's right to object to or examine such Claim, in whole or in part.

      16.10 Payment of Post-Petition Interest and Attorneys' Fees. Unless otherwise expressly provided in the Plan, or allowed by order of the Bankruptcy Court, the Debtors shall not be required to pay to any holder of a Claim any interest accruing on or after the Filing Date or any attorneys' fees with respect to such Claim.

      16.11 Post-Effective Date Fees and Expenses. From and after the Effective Date, Reorganized DecisionOne shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of the professional Persons thereafter incurred by Reorganized DecisionOne related to the implementation and consummation of the Plan.

      16.12 Exemption from Certain Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to the Reorganized DecisionOne or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment.

      16.13 Reporting. In the event that Reorganized DecisionOne is not subject to either Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, Reorganized DecisionOne shall make available to the holders of the New Common Stock and the New Warrants information of the type, with the frequency and in the manner required pursuant to Section 4 of Rule 144A under the Securities Act of 1933, as amended.

      16.14 Inconsistencies. In the event the terms or provisions of the Plan are inconsistent with the terms and provisions of the Exhibits to the Plan or documents executed in connection with the Plan, the terms of the Plan shall control.

Dated: New York, New York
       February       , 2000

                                       DECISIONONE HOLDINGS CORP.
                                       DECISIONONE CORPORATION

                                       By:
                                       Name:
                                       Title:

COUNSEL:

James L. Patton, Jr. (No. 2202)
Joel A. Waite (No. 2925)
YOUNG CONAWAY STARGATT &
   TAYLOR LLP
11th Floor
Rodney Square North
P. O. Box 391
Wilmington, DE 19899
(302) 571-6600

      and

Michael E. Wiles
Steven R. Gross
Richard F. Hahn
Kathleen Warner
DEBEVOISE & PLIMPTON
875 Third Avenue
New York, New York 10022
(212) 909-6000

                                TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
ARTICLE 1

DEFINITIONS..............................................................................................2

ARTICLE 2

DIP FACILITY, ADMINISTRATIVE AND TAX CLAIMS.............................................................13
         2.1  DIP Facility Claims.......................................................................13
         2.2  Administrative Claims.....................................................................13
         2.3  Tax Claims................................................................................13

ARTICLE 3

CLASSIFICATION OF CLAIMS AND INTERESTS..................................................................14
         3.1  Class J1 - Priority Claims................................................................14
         3.2  Class H1 - Holdings Guaranty Claims.......................................................14
         3.3  Class H2 - 11 1/2% Noteholder Claims......................................................14
         3.4  Class H3 - Holdings General Unsecured Claims..............................................14
         3.5  Class H4 - Holdings Intercompany Claims...................................................14
         3.6  Class H5 - Interests of Holders of Holdings
                  Common Stock..........................................................................14
         3.7  Class H6 - Interests of Holders of Holdings
                  Options and Holdings Warrants.........................................................14
         3.8  Class D1 - Senior Secured Bank Claims.....................................................14
         3.9  Class D2 - Other Secured Claims...........................................................15
         3.10  Class D3 - DecisionOne General Unsecured
                  Claims................................................................................15
         3.11  Class D4 - Holdings Loan Claims..........................................................15
         3.12  Class D5 - 14% Noteholder Claims.........................................................15
         3.13  Class D6 - 9 3/4% Noteholder Claims......................................................15
         3.14  Class D7 - DecisionOne Intercompany Claims...............................................15
         3.15  Class D8 - Interests of Holders of Old
                  DecisionOne Common Stock..............................................................15

ARTICLE 4

IDENTIFICATION OF IMPAIRED CLAIMS AND INTERESTS.........................................................15
         4.1  Classes of Claims that are not Impaired...................................................15
         4.2  Impaired Classes of Claims and Interests..................................................15

ARTICLE 5

TREATMENT OF CLAIMS AND INTERESTS.......................................................................16
         5.1  Class J1 - Priority Claims................................................................16
         5.2  Class H1 - Holdings Guaranty Claims.......................................................16
         5.3  Class H2 - 11 1/2% Noteholder Claims......................................................16
         5.4  Class H3 - Holdings General Unsecured Claims..............................................17
         5.5  Class H4 - Holdings Intercompany Claims...................................................17
         5.6  Class H5 - Interests of Holders of Holdings
                  Common Stock..........................................................................17
         5.7  Class H6 - Interests of Holders of Holdings
                  Options and Holdings Warrants.........................................................17
         5.8  Class D1 - Senior Secured Bank Claims.....................................................17
         5.9  Class D2 - Other Secured Claims...........................................................17
         5.10  Class D3 - DecisionOne General Unsecured
                  Claims................................................................................18

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
         5.11  Class D4 - Holdings Loan Claims..........................................................18
         5.12  Class D5 - 14% Noteholder Claims.........................................................18
         5.13  Class D6 - 9 3/4% Noteholder Claims......................................................18
         5.14  Class D7 - DecisionOne Intercompany Claims...............................................19
         5.15  Class D8 - Interests of Holders of Old
                  DecisionOne Common Stock..............................................................19

ARTICLE 6

ACCEPTANCE OR REJECTION OF PLAN.........................................................................19
         6.1  Classes Entitled to Vote..................................................................19
         6.2  Nonconsensual Confirmation................................................................19

ARTICLE 7

MEANS OF EXECUTION OF PLAN..............................................................................20
         7.1  Holdings Loan and Holdings Stock Exchange.................................................20
         7.2  Effectiveness of Agreements...............................................................20
         7.3  Issuance of New Securities................................................................20
         7.4  Amended and Restated Charter..............................................................20
         7.5  Management/Board of Directors.............................................................20
         7.6  Corporate Actions.........................................................................21

ARTICLE 8

EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................................................21
         8.1  Assumption of Executory Contracts and
                  Unexpired Leases......................................................................21
                  8.1.1  Assumption.....................................................................21
                  8.1.2  Cure Payments, Etc.............................................................22
         8.2  Rejection.................................................................................22
         8.3  Indemnification Obligations...............................................................22

ARTICLE 9

DISTRIBUTIONS...........................................................................................22
         9.1  Distributions to Distribution Agent.......................................................22
         9.2  Distributions.............................................................................22
                  9.2.1  Distribution Agent.............................................................22
                  9.2.2  Dates of Distributions.........................................................23
                  9.2.3  Distributions to 9 3/4% Noteholders, 14%
                             Noteholders and Beneficiaries of Trust.....................................23
                  9.2.4  Manner of Payment..............................................................23
         9.3  Undeliverable Distributions...............................................................23
         9.4  Old Securities and Indentures.............................................................24
                  9.4.1  Surrender and Cancellation of
                             Instruments................................................................24
                  9.4.2  Rights of Persons Holding Old
                             Securities.................................................................24
                  9.4.3  Cancellation of Indentures.....................................................24
                  9.4.4  Cancellation of Liens..........................................................25
         9.5  Fractional Securities and Rounding of
                  Payments..............................................................................25
         9.6  Compliance with Tax Requirements..........................................................25

         9.7  Distribution of Unclaimed Property........................................................26
         9.8  Setoff....................................................................................26
         9.9  Record Date...............................................................................27
         9.10  Compensation Rights......................................................................27

ARTICLE 10

PROCEDURES FOR RESOLVING OBJECTIONS TO CLAIMS...........................................................27
         10.1  Objections to Claims.....................................................................27
         10.2  Treatment of Disputed Claims.............................................................28
                  10.2.1  No Distribution Pending Allowance.............................................28
                  10.2.2  Distribution After Allowance..................................................28
                  10.2.3  Reserves for Disputed Claims..................................................28

ARTICLE 11

EFFECTS OF PLAN CONFIRMATION............................................................................28
         11.1  Discharge................................................................................28
         11.2  Revesting................................................................................29

ARTICLE 12

RELEASES, INJUNCTIONS AND EXCULPATION...................................................................29
         12.1  Release of Releasees by Debtors..........................................................29
         12.2  Release of Releasees by Banks............................................................29
         12.3  Release of Banks by Releasees............................................................30
         12.4  Injunctions and Stays....................................................................30
         12.5  Exculpation..............................................................................30
         12.6  Waiver of Subordination Rights...........................................................30

ARTICLE 13

CONDITIONS TO EFFECTIVENESS.............................................................................31
         13.1  Conditions Precedent to Plan Confirmation................................................31
         13.2  Conditions Precedent to Plan Consummation................................................32
         13.3  Waiver of Conditions.....................................................................32

ARTICLE 14

RETENTION OF JURISDICTION...............................................................................32
         14.1  Retention of Jurisdiction................................................................33

ARTICLE 15

MODIFICATION OR WITHDRAWAL OF PLAN......................................................................34
         15.1  Modification of Plan.....................................................................34
         15.2  Withdrawal of Plan.......................................................................34

ARTICLE 16

MISCELLANEOUS...........................................................................................35
         16.1  Bar Date for Certain Claims..............................................................35
         16.2  Payment Dates............................................................................35
         16.3  Headings.................................................................................35

         16.4  Notices..................................................................................35
         16.5  Governing Law............................................................................36
         16.6  Successors and Assigns...................................................................36
         16.7  Committee(s).............................................................................36
         16.8  Severability of Plan Provisions..........................................................36
         16.9  No Waiver................................................................................36
         16.10  Payment of Post-Petition Interest and
                  Attorneys' Fees.......................................................................36
         16.11  Post-Effective Date Fees and Expenses...................................................37
         16.12  Exemption from Certain Transfer Taxes...................................................37
         16.13  Reporting...............................................................................37
         16.14  Inconsistencies.........................................................................37